Exhibit 19.1
NPK International Inc.
Insider Trading Policy

Purpose

The purchase, sale, gift, or other trade of securities of NPK International Inc. (“NPK”) while aware of material nonpublic information, or the disclosure of material nonpublic information about us or our operations to others who then trade in our securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the Department of Justice and are punished severely.
Our Board of Directors has adopted this Policy both to satisfy our obligation to prevent insider trading and to help our directors and employees (including officers) avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with us (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, therefore, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
This Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employee), and any family members who do not live in your household but whose transactions in NPK’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in NPK’s securities (collectively referred to as “family members”). This Policy also applies to corporations or other business entities controlled, influenced or managed by you (or your family members), and trusts for which you are the trustee or have a beneficial or pecuniary interest (collectively referred to as “controlled entities”). For purposes of this Policy, you, your family members, and your controlled entities are collectively referred to as “Covered Persons.”
Adverse Consequences of a Violation
The consequences of an insider trading violation can be severe. Covered Persons, or their “tippees,” who trade on inside information, or those with whom they share this information, could be subject to penalties (which may increase over time) including:

•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit or loss avoided); and
•A jail term of up to twenty years.

Someone who tips information, known as a “tipper,” to another person who then trades in our securities is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee’s trading.
If we or our supervisory personnel fail to take appropriate steps to prevent illegal insider trading, we could be subject to a civil penalty of up to $2,400,000 (which may increase over time) or, if greater, three times the profit gained or loss avoided as a result of the violation, and a criminal penalty of up to $25,000,000 (which may increase over time).

Other Adverse Consequences. Your failure to comply with this Policy may subject you to sanctions imposed by us, including dismissal for cause, whether or not your failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Statement of Policy
General. It is our policy that (a) no Covered Person is permitted to buy, sell, gift, or otherwise trade in the securities (other than, as discussed below, pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of NPK or any other company that has an existing or potential business relationship with NPK (e.g., customer, supplier, strategic partner, or entity with which NPK may be involved in negotiating an acquisition, disposition or other transaction) (collectively, “Business Partners”) when you are aware of material nonpublic information about that company, or engage in any other action to take personal advantage of that information, and (b) you may not convey material nonpublic information about NPK or any Business Partner to others outside NPK, including family members, relevant controlled entities, friends or others, or even to others within NPK who wouldn’t normally have access to that information. This practice, known as “tipping,” of conveying material nonpublic information to others outside NPK also violates the securities laws and can result in the same civil and criminal penalties that apply if a person engages in insider trading directly, even if that person does not receive any money or derive any benefit from trades made by others to whom that person passed material nonpublic information. Individuals with whom a person has a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to that person; therefore, special care should be taken so that material nonpublic information is not disclosed to such individuals. This Policy does not restrict legitimate business communications to NPK personnel who require the information in order to perform their business duties. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. You should also be aware that insider trading could include situations where, among other things, you trade in securities of other companies (e.g., competitors) based on material, non-public information concerning NPK or its securities of which you are aware.
Disclosure of Information to Others. We are required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. We have established procedures for releasing material nonpublic information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Therefore, you may not disclose information to anyone outside NPK, including family members and friends, other than in accordance with those procedures, and may not discuss anything about us or our business in an internet “chat room” or similar internet-based forum. You also should not discuss this information with others within NPK if those persons would not normally have access to that type of information.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect our stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition, tender offer or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split or an offering, redemption, or repurchase of securities;
•A change in management, directors, or auditors;
•Development of a significant new product or process;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•information about major contracts;
•marketing changes;
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations or any major shut-down;
•major environmental incidents;
•significant actual or potential cybersecurity incidents, events or risks that affect NPK or third-party providers that support NPK’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•Impending bankruptcy or the existence of severe liquidity problems; or

•The gain or loss of a significant customer or supplier.
Federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.

When Information Is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released. If, for example, we were to make an announcement on a Monday, you should not trade in our securities until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.
Transactions by Family Members. This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in our securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in our securities). You are responsible for the transactions of these other persons and, therefore, should make them aware of the need to confer with you before they trade in our securities.
Transactions by Controlled Entities. This Policy also applies to corporations or other business entities controlled, influenced or managed by you or your family members, and trusts for which you are the trustee or have a beneficial or pecuniary interest. You are responsible for the transactions of these entities and, therefore, should make any relevant individuals associated with such entities aware of the need to confer with you before they trade in our securities.
Company Transactions. From time to time, NPK may engage in transactions in its own securities. It is NPK’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in NPK’s securities.
Transactions under NPK’s Plans
Stock Option Exercises. The Policy does not apply to the exercise of an employee stock option, but it does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Employee Stock Purchase Plan. The Policy does not apply to purchases of our common stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The Policy also does not apply to purchases of our common stock resulting from lump-sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The Policy does apply to any Covered Person’s election to participate in the plan for any enrollment period, and to Covered Persons’ sales of our common stock purchased under the plan.
Section 16. Our directors and executive officers and holders of more than 10% of our common stock are subject to Section 16 of the Securities Exchange Act or 1934, which (i) requires them to file certain reports with the SEC and (ii) establishes liability for profits realized from any purchase and sale, or sale and purchase, of our equity securities within a six-month period. Section 16 is the subject of a separate memorandum furnished to all directors and executive officers.
Additional Prohibited or Limited Transactions. We consider it improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in our securities. It therefore is our policy that Covered Persons may not engage in any of the following transactions:

Short-term Trading. Short-term trading of our securities may be distracting and may unduly focus an individual on our short-term stock market performance instead of our long- term business objectives. In addition, daily or frequent trading in any company’s securities, which can be time-consuming and distracting, is strongly discouraged. For these reasons, Covered Persons who purchase our securities in the open market may not sell any of our securities of the same class during the six months following the purchase.
Short Sales. Short sales of our securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in us or our prospects. In addition, short sales may reduce the seller’s incentive to improve our performance. For these reasons, this Policy prohibits short sales of our securities by Covered Persons.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short- term movement of our stock and, therefore, creates the appearance that the individual is trading based on inside information. Transactions in options also may focus the attention of the individual on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market by Covered Persons, are prohibited by this Policy.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other shareholders. Therefore, Covered Persons are prohibited from engaging in such transactions.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, Covered Persons are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge any of our securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge our securities as collateral for a loan must submit a request for approval to our Corporate Secretary at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. In any such case, if a Covered Person, including yourself, wishes to margin securities that such person holds, that person should hold NPK securities in a separate brokerage account.

Post-Termination Transactions. This Policy continues to apply to your transactions in our securities even after you have terminated employment or no longer serve as a director of ours. If you are in possession of material nonpublic information when your employment or directorship terminates, you may not trade in our securities until that information has become public or is no longer material.
Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from our General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual director, officer or employee.
Additional Restrictions
NPK has established additional procedures in order to assist in the administration of the Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. Specifically, directors, officers and certain other employees who are so designated (and notified) from time to time by our Legal Department, as well as respective family members and controlled entities of such persons (all such persons and entities, “Restricted Persons”) are for purposes of the Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with the Policy.
Window Periods. Restricted Persons may only trade in NPK’s securities from the date that is two full trading days after the filing of NPK’s periodic report on Form 10-Q or Form 10-K, as applicable, for the prior quarter to the end of business on the date that is two weeks prior to the end of each quarter (such period, the “Window Period”). If, however, the Window Period is scheduled to close on a non-trading day (i.e., a Saturday, Sunday or NYSE holiday), the Window Period will close on the completion of the next full trading day.
However, even if the Window Period is open, Restricted Persons may not trade in NPK’s securities if they are aware of material nonpublic information about NPK. In addition, Restricted Persons must pre-clear all transactions in NPK’s securities with the General Counsel even if they initiate them when the Window Period is open.
From time to time, we may close the Window Period due to developments involving material nonpublic information. In such events, the Legal Department may notify particular individuals that they should not engage in any transactions involving NPK’s securities, and should not disclose to others the fact that the Window Period has been closed.

In light of these restrictions, if you are a Restricted Person and you or your family members or relevant controlled entities expect a need to sell NPK’s securities at a specific time in the future, you or such other Restricted Person may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below.
Pre-clearance Required Procedure. Directors and Section 16 Officers (as defined in Rule 16a-1(f) under the Exchange Act) are required to contact our General Counsel and obtain approval of the transaction in advance of effecting any purchase, sale or other trade of NPK’s securities, including any gift, loan, contribution to a trust or any other transfer. All requests must be submitted to our General Counsel who will then determine in his sole discretion whether the transaction may proceed. This pre-clearance procedure applies even if a Director or Section 16 Officer is initiating a transaction while a Window Period is open.
If a transaction (other than a Rule 10b5-1 trading plan) is approved under the pre-clearance policy with respect to any Director or Section 16 Officer, the transaction must be executed within five business days after the approval is obtained, but regardless may not be executed if you acquire material nonpublic information concerning NPK during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
If a proposed transaction is not approved under the pre-clearance procedure, the applicable Director or Section 16 Officer should refrain from initiating any transaction in NPK’s securities, and should not inform anyone within or outside of NPK of the restriction.

Rule 10b5-1 Trading Plans
Rule 10b5-1 provides an affirmative defense from insider trading liability under Exchange Act Section 10(b) and Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 trading plan for transactions in NPK’s securities that meets certain conditions specified in the rule. The requirements below apply to all Covered Persons, including you. All references to “you” should be read to include all such persons and entities listed in the preceding sentence.
The adoption of any Rule 10b5-1 trading plan must meet the requirements set forth below. These requirements are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. Our General Counsel will interpret and administer these requirements. Our General Counsel cautions you that no personal legal or financial advice is being provided regarding any Rule 10b5-1 trading plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 trading plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney, financial advisor, or other advisors about any contemplated Rule 10b5-1 trading plan. If you are a Director or Section 16 Officer, we are required to disclose the material terms of your Rule 10b5-1 trading plan, other than respect to price, in our periodic report for the quarter in which the Rule 10b5-1 trading plan is adopted, terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 trading plan must be must be reviewed and approved by our General Counsel prior to its adoption. If you wish to implement a Rule 10b5-1 trading plan, you must first pre-clear the plan with our General Counsel at least three business days prior to the entry into the plan in accordance with the procedures set forth above.

2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5- 1 trading plan must be adopted at a time when:
●You are not aware of any material nonpublic information; and
●The Window Period is open, if you are a Restricted Person.
3.Plan Instructions. Any Rule 10b5-1 trading plan you adopt must clearly and unambiguously specify the amount, price and date of the sales (or purchases) of NPK’s securities to be effected. For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 trading plan.
4.In Writing and Signed. The Rule 10b5-1 trading plan must be in writing and signed by you.
5.No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 trading plan and must agree not to enter into any such transaction while the Rule 10b5-1 trading plan is in effect.
6.Good Faith Requirements. You must enter into the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. You must act in good faith with respect to the Rule 10b5-1 trading plan for the entirety of its duration.
7.Certifications for Directors and Officers. If you are a Director or Section 16 Officer, the Rule 10b5-1 trading plan must include the following certifications: (1) you are not aware of any material nonpublic information about NPK or its securities; and (2) you are adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
8.Cooling Off Periods. The first trade under the Rule 10b5-1 trading plan may not occur until the expiration of a cooling-off period as follows:
●If you are a Director or Section 16 Officer, the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 trading plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 trading plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
●If you are not a director or Section 16 officer, 30 days after adoption of the Rule 10b5- 1 trading plan.

9.No Overlapping Rule 10b5-1 Trading Plans. No more than one Rule 10b5-1 trading plan can be effecting trades at a time (except eligible sell-to-cover taxes Rule 10b5-1 trading plans (“Sell-to-Cover Plans”), as discussed in greater detail later in this section). Notwithstanding the foregoing, two separate Rule 10b5-1 trading plans can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Please consult our General Counsel with any questions regarding overlapping plans. In addition, this restriction does not apply to a series of Rule 10b5-1 trading plans with different broker-dealers or other agents acting on your behalf that are treated as a single Rule 10b5-1 trading plan, provided that such plans with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of, and remain collectively subject to Exchange Act Rule 10b5- 1(c)(1).
A Sell-to-Cover Plan is not subject to the limitations set forth in this Section 9. A Sell- to-Cover Plan is a contract, instruction, or plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (but not options), and you do not otherwise exercise control over the timing of such sales. Prior to adoption, a Sell-to-Cover Plan must meet all other requirements set forth in this Policy, other than the limitations set forth in paragraphs 9 and 10 above.

10.Single Transaction Plans. Other than a Sell-to-Cover Plan as described in paragraph 9 above, you may not enter into more than one Rule 10b5-1 trading plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
11.Modifications and Terminations.
●Modifications/amendments and terminations of an existing Rule 10b5-1 trading plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and this Policy, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 trading plan will be deemed to be a termination of the current Rule 10b5-1 trading plan and creation of a new Rule 10b5-1 trading plan. If you are considering administerial changes to your Rule 10b5-1 trading plan, such as changing the account information or the broker administering your plan, you should consult with our General Counsel in advance to confirm that any such change does not constitute an effective termination of your plan.
As such, the modification/amendment of an existing Rule 10b5-1 trading plan must be reviewed and approved in advance by our General Counsel in accordance with pre-clearance procedures set forth above, and will be subject to all the other requirements set forth in Sections 2 - 10 regarding the adoption of a new Rule 10b5- 1 trading plan.

●The termination (other than through an amendment or modification) of an existing Rule 10b5-1 trading plan must be reviewed and approved in advance by our General Counsel in accordance with pre-clearance procedures set forth above. Except in limited circumstances, our General Counsel will not approve the termination of a Rule 10b5-1 trading plan unless:
i.You terminate a Rule 10b5-1 trading plan at a time when you are not aware of material nonpublic information; and
ii.The Window Period is open, if you are a Restricted Person.

Certifications
All directors, officers and employees must certify their understanding of and intent to comply with this Policy. Below is a copy of the certification that all directors and employees, including officers, must sign.
* * * * *

CERTIFICATION
I certify that:
I have read and understand the NPK Insider Trading Policy.
I understand that NPK’s General Counsel is available to answer any questions I have regarding this Policy.
Since I have been a director, officer or employee of NPK, I have complied with this
Policy.
I will continue to comply with this Policy for as long as it applies to me as stated above, whether or not I am a director, officer or employee of NPK.

Date:
Signature
Print name:

Adopted by the Board of Directors – April 24, 2006 Amended by the Board of Directors – February 21, 2023
Amended by the Board of Directors – November 13, 2024